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Exhibit 3.1


              ARTICLES OF AMENDMENT FOR ARTICLES OF INCORPORATION

                            CERTIFICATE OF AMENDMENT

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-



1.    Name of Corporation: CirTran Corporation.

2. The articles have been amended as follows (provide article numbers, if available):

      The Articles of Incorporation are to be amended by striking out the first paragraph of Article IV, as amended to date, in its entirety, and inserting a new first paragraph of Article IV reading as follows:

                                   ARTICLE IV
                                 CAPITALIZATION

      The aggregate number of shares which this Corporation shall have authority to issue is 4,500,000,000 Common Shares having a par value of $0.001 per share. Each share of stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of the shareholders. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. The capital stock of the Corporation shall be issued as fully paid, and the private property of the shareholders shall not be liable for the debts, obligations or liabilities of the Corporation. Fully paid stock of this Corporation shall not be liable to any further call of assessment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as ay be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
      800,495,138 in favor; 270,967,213 against; and 24,551,617 abstaining.*

4.    Signatures (Required):



/s/ Iehab Hawatmeh                                  /s/ Iehab Hawatmeh
---------------------------                         ----------------------------
President or Vice President            and          Secretary or Asst. Secretary

*If any proposed amendment would alter or change any preference or relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

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